Exhibit 99.1

Spescom Licenses Technology to Global Engineering IT Solution Provider

SAN DIEGO, CA, October 11, 2006 - Spescom Software, Inc. (OTC BB: SPCO.OB) a leading provider of enterprise content and configuration management solutions, announced today that it has signed a $2 million technology licensing contract with one of the world’s foremost and fastest-growing lifecycle engineering IT solutions and services company.  The contract provides for the grant of a non-exclusive perpetual license for the underlying technology of Spescom’s eB product suite, including source code and sub-licensing rights subject to certain restrictions through March 2008 and an option for consulting services by Spescom.

The license fee is payable in two installments, $1.2 million upon verification of the licensed technology and $800,000 upon acceptance of certain agreed upon product enhancements planned for delivery at the end of November 2006.

 “This deal is a great validation of Spescom Software’s technology leadership” stated Alan Kiraly, the company’s Chief Executive Officer.  “I believe that this arrangement will be the first step in developing a longer term relationship between both parties.”

About Spescom Software

Spescom Software is a leading provider of enterprise content and configuration management solutions. Spescom’s advanced software captures, manages and controls all enterprise content in context to the assets, products and processes that it relates to, resulting in improved customer satisfaction, productivity and safety. It achieves this through a tightly integrated suite of document, configuration and records management technologies, combined with a powerful workflow capability that enables the identification of all critical enterprise information, the effective management of change and other business processes and the maintaining of records to ensure regulatory compliance.

Key customers include Entergy, NuStart Energy, Constellation Energy, Continental Express, Ameren UE, City of Dayton, Lloyds Register of Shipping, United Space Alliance, Northeast Utilities, Network Rail, Aker Kvaerner, City of Las Vegas, City of Winston Salem, Fayetteville Public Works Commission and many others. www.spescomsoftware.com

About Spescom eB

eB comprises an extensive set of software components that together form the foundation for an extremely flexible and powerful information management platform.  eB’s components include: content/document management; requirements management; records management; item management; change management; configuration management and workflow. . eB® is a registered trademark of Spescom Software, Inc.

Cautionary Statement

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

Contact:
Alan Kiraly, CEO
John Low, CFO
Spescom Software, Inc.
Tel 858-625-3000